NEWS

For Immediate Release

THOMAS & BETTS CORPORATION
BOARD OF DIRECTORS ELECTS DOMINIC J. PILEGGI TO SUCCEED T. KEVIN DUNNIGAN AS CHAIRMAN

MEMPHIS, Tenn. – December 6, 2005 -— The board of directors of Thomas & Betts Corporation (NYSE: TNB), as part of the company’s succession plan, today elected Dominic J. Pileggi to succeed T. Kevin Dunnigan as chairman of the board. Dunnigan announced his retirement, effective December 31, 2005, as a member of the board and as its chairman at a meeting today.

Dunnigan joined Thomas & Betts in 1962. He was named chief executive officer in 1985 and chairman of the board in 1992. In 1997, he retired from active management while continuing to serve as the company’s chairman. He returned to active management in August 2000 to lead the company’s turnaround. In 2004, he retired from active management while continuing to serve as non-executive chairman of the board.

“On behalf of the board and our employees, we would like to express our sincere thanks to Kevin Dunnigan for his dedication and service to Thomas & Betts,” said Dominic J. Pileggi, chief executive officer. “Kevin led the company through the best of times and the most challenging of times. His strong leadership, unique insight and unfailing drive helped strengthen our position as a leading global manufacturer of innovative, high quality electrical components.”

Pileggi is president and chief executive officer of Thomas & Betts, a position he has held since January 2004. Pileggi served as the company’s chief operating officer in 2003 and as president of the company’s electrical products business from October 2000 to January 2003. He began his career at Thomas & Betts in 1979. From 1995 to 2000, he held senior executive positions outside of Thomas & Betts at Casco Plastics, Inc., Viasystems Group and Jordan Telecommunications. He returned to Thomas & Betts in October 2000 to help lead the company’s turnaround.

In addition, the board designated Kenneth R. Masterson, a member of the board, to serve as lead director. Masterson is the retired executive vice president, general counsel and secretary of FedEx Corporation. He joined the Thomas & Betts board of directors in 1995.

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used for, among other things, utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

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CONTACT: Tricia Bergeron 901-252-8266

tricia.bergeron@tnb.com

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “expected,” “includes,” “will,” and “could.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Business Risks” section of the company’s Form 10-K for the fiscal year ended December 31, 2004, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.